STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Felicitex Therapeutics Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of its Common Stock the sole class of capital stock of the Corporation.

Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding).

Upon the effectiveness (the "Effective Time") of this Certificate of Amendment, each 9.08 shares of Common Stock immediately outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined into one (1) share of Common Stock (the "Reverse Stock Split"). Fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23 day of August, 20 22.

DocuSigned by:

By: Maria Vilenchik

Authorized Officer

Title: Chief Executive Officer

Name: Maria Vilenchik

Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:52 AM 08/22/2022
FILED 11:52 AM 08/22/2022
SR 20223322042 - File Number 5149611